Exhibit 99.1

Investor Contacts:

Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

VAPOR CORP. ADJOURNS SPECIAL MEETING OF STOCKHOLDERS

UNTIL MONDAY, FEBRUARY 1ST

DANIA BEACH, Fla., Jan. 28, 2016 -- Vapor Corp. (NASDAQ CM:VPCO) ("Vapor" or the “Company”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, today announced that its Special Meeting of Stockholders scheduled for Thursday, January 28, 2016 has been adjourned.

The Special Meeting has been adjourned to 4:05 p.m. local time on Monday, February 1, 2016, at Vapor’s corporate headquarters at 3001 Griffin Road, Dania Beach, Florida 33312 to allow additional time for the stockholders to vote on Proposal 2 to increase the number of authorized shares of common stock as set forth in the Company's proxy statement filed with the Securities and Exchange Commission ("SEC"). At the time the Special Meeting was adjourned, Proposals 1 and 3 to approve a reverse stock split and adjournment of the Special Meeting, respectively, were approved and the vote in favor of Proposal 2 was approximately 49% of the issued and outstanding shares of Vapor common stock. The affirmative vote of over 50% of the issued and outstanding shares of Vapor common stock is required to approve Proposal 2.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to Proposal 2 as set forth in the Company's proxy statement. Only stockholders of record on the record date of January 7, 2016 are entitled to and are being requested to vote.

Phone and internet voting has been reopened and the Company encourages all stockholders who have not yet voted to do so before January 31, 2016 at 11:59 p.m. Eastern time.

No changes have been made in the proposals to be voted on by stockholders at the Special Meeting. The Company's proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC's website at http://www.sec.gov.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.